Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192025

PROSPECTUS SUPPLEMENT

DATED FEBRUARY 13, 2014

TO

PROSPECTUS DATED DECEMBER 17, 2013

SORRENTO THERAPEUTICS, INC.

This Prospectus Supplement, dated February 13, 2014, supplements that certain Prospectus contained in the Registration Statement filed on Form S-3 of Sorrento Therapeutics, Inc. (the “Company”) dated December 17, 2013 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that the Company is aware of. On January 2, 2014, George Uy assigned shares to certain individuals in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The table, therefore, is amended as follows in order to (i) delete George Uy as a selling stockholder for an aggregate of 4,842 shares of common stock and (ii) to add Alfonso Tan, James Kaveney, Danilo Chan , Giselle Joan Uy, Hazel Uy and Denise Christine Uy as selling stockholders.

Name of Selling Stockholder	Beneficial Ownership of Common Stock Prior to the Offering		Common Stock Saleable Pursuant to This Prospectus	Beneifical Ownership of Common Stock After the Offering (1)
	Number of Shares	Percent of Class (2)		Number of Shares	Percent of Class (2)

Alfonso Tan	1,342	*	1,342	—	—
James Kaveney	1,000	*	1,000	—	—
Danilo Chan	1,000	*	1,000	—	—
Giselle Joan Uy	500	*	500	—	—
Hazel Uy	500	*	500	—	—
Denise Christine Uy	500	*	500	—	—

* Less than 1%

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that: (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold, and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Act including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.
(2)	Each selling stockholders percentage of ownership is based on 23,053,101 shares of common stock outstanding as of February 12, 2014.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Sorrento Therapeutics, Inc., 6042 Cornerstone Court West, Suite B, San Diego, CA 92121